FOR IMMEDIATE RELEASE

Contact:
Don Duffy or Brian Prenoveau, CFA
Integrated Corporate Relations, Inc.
(203) 682-8200
NYFIX, Inc. Announces Sale of OBMS Business Unit

New York, NY August 28, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, Inc. (“NYFIX”), a leader in technology solutions for the financial marketplace, today announced it has entered into a definitive agreement to sell all of the capital stock of NYFIX Overseas, Inc., a wholly-owned subsidiary which previously housed the Company’s Order Book Management Systems (OBMS) business, to G.L. Trade S.A., (“GL”).

The initial proceeds on this transaction are expected to approximate $7.7 million after taking into account purchase price adjustments based on the closing balance sheet of NYFIX Overseas and certain deductions of $1.3 million. NYFIX currently estimates recording a net gain on this transaction in excess of $4.5 million after deducting related legal, accounting and placement fees and the equity held in NYFIX Overseas just prior to the sale.

The OBMS business specializes in electronic trading solutions for the derivatives markets and develops order management workstations and exchange interface systems, supporting trading on more than 20 of the world's leading international derivatives exchanges.

“The sale of the OBMS business allows us to more precisely focus on the market opportunities that are available to the firm’s three remaining businesses. Our Order Management Systems, FIX Network, and Transaction businesses will benefit greatly from the narrowing of our product portfolio”, commented Robert C. Gasser, CEO, NYFIX, Inc.

NYFIX intends to use the proceeds of the sale for general corporate and working capital purposes.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products, adjustments to consideration received for the sale of NYFIX Overseas, additional consideration received for the sale of NYFIX Overseas and indemnification obligations associated with the sale of NYFIX Overseas. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

SOURCE: NYFIX, Inc.

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